EXHIBIT 10.1

Identification of Criteria under the 2003 Senior Executive Incentive Plan, as amended

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Iron Mountain Incorporated (the “Company”) established the criteria that will be used to determine the annual bonus payable to the Chief Executive Officer of the Company under the Company’s 2003 Senior Executive Incentive Plan, as amended. The categories of criteria, are as follows: (1) achieving gross revenue targets, (2) achieving operating income before depreciation and amortization (OIBDA) targets, and (3) achievement of other corporate goals. The category “achievement of other corporate goals” includes various strategic initiatives of the Company. The bonus may be reduced in the discretion of the Compensation Committee, after consultation with the Chairs of the Audit and Executive Committees of the Board of Directors, in accordance with the Company’s 2003 Senior Executive Incentive Plan, as amended.